CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-6 (Registrat No. 33-37442) of our report dated November 21, 2001 relating to the financial statements of Templeton Capital Accumulator Plans I and our report dated November 14, 2001 relating to the financial statements of Franklin/Templeton Distributors, Inc. and Subsidiaries which appears in such Registration Statements.

/s/PRICEWATERHOUSECOOPERS LLP

New York, New York
December 28, 2001